Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

IN CONSIDERATION OF the payment by the Purchaser to the Vendor of the Purchase Price herein set out and the representations, conditions and requirements to be fulfilled and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TRANSGLOBE PROPERTY MANAGEMENT SERVICES LTD. IN TRUST (the “Purchaser”) hereby agrees to purchase from the Vendor, and NPS ALLELIX CORP. (the “Vendor”) agrees to sell to the Purchaser, the lands municipally known as 6850 Goreway Drive, Mississauga, Ontario and legally described in Schedule “A” (the “Lands”) and the two-storey office building consisting of approximately 85,795 square feet and the other buildings, structures, erections, improvements and appurtenances located on, in or under the Lands (collectively, the “Building”, and together with the Lands and the Chattels, the “Property”), on the terms and subject to the conditions of this Agreement.

1.	Purchase Price

Subject to adjustment in accordance with Section 4, the purchase price for the Property shall be $4,800,000.00 (the “Purchase Price”) plus applicable taxes. The Purchase Price shall be allocated between the Lands and Building and the Chattels as follows:

Lands and Building	$4,750,000.00
Chattels	$50,000.00

Total	$4,800,000.00

2.	Method of Payment

The Purchase Price shall be payable as follows:

(a)	within one Business Day following the date of execution and delivery of this Agreement by both parties, the Purchaser shall submit a cheque in the amount of $100,000 to the Vendor’s solicitors to be held by them, in trust, as hereinafter described; and

(b)	the balance of the Purchase Price on Closing to the Vendor by certified cheque, subject to the adjustments made pursuant to Section 4.

The Vendor’s solicitors shall invest the deposit (as set out in (a) above) in an interest-bearing term deposit or bank account. The interest earned thereon shall, in the event this transaction is completed, be paid to the Purchaser following the Closing Date. If this transaction is not completed other than solely by reason of the default of the Purchaser, the deposit, together with all accrued interest thereon, shall be returned to the Purchaser forthwith without deduction. If this Agreement is not completed solely by reason of the default of the Purchaser, the Vendor shall be entitled to receive the deposit in addition to and without prejudice to all rights and damages available to the Vendor at law or in equity.

3.	Closing

The closing of the purchase and sale of the Property shall occur on the day that is 14 days after the waiving of the conditions in Section 7 hereof, or such other date as may be mutually agreed upon between the Vendor and Purchaser (“Closing” or “Closing Date”).

4.	Adjustments

Adjustments to the balance due on Closing shall be made as of the Closing Date for taxes, rates and charges, water and assessment rates, utilities, fuel costs and any other items ordinarily adjusted in this type of transaction. The day of Closing shall be for the Purchaser’s account, both as to income and expenses. The statement of adjustments for Closing is to be prepared by the Vendor and shall be delivered by it to the Purchaser at least five business days prior to Closing and shall have annexed thereto all reasonable details of the calculations used by the Vendor to arrive at credits and debits. The parties shall deliver mutual undertakings to re-adjust on the Closing Date in respect of those items specified to be re-adjusted in this Section 4 and for the re-adjustment of any errors, omissions or changes in the statement of adjustments delivered on the Closing Date.

5.	Realty Tax Appeals

The Vendor may (but shall not be obligated to) continue any appeals with respect to any realty taxes or assessments for periods prior to the 2007 taxation year. If the Vendor elects not to continue to pursue any such appeal, the Purchaser may (but shall not be obligated to) assume carriage thereof. If the Vendor has not, prior to the Closing Date, commenced an appeal for any such taxation year, the Purchaser may do so after Closing at its own expense if permitted by applicable law, provided that any increase in realty taxes resulting from appeals assumed or commenced by the Purchaser pursuant to this Section 5 shall, as between the Vendor and the Purchaser, be solely for the Purchaser’s account. The party having carriage of any such appeal or reassessment of realty taxes shall advise the other party of the status of any such appeal or reassessment as developments occur or upon request. No such appeal or reassessment shall be settled or compromised by the party having carriage without the prior consent of the other party, such consent not to be unreasonably withheld or delayed, if the other party would be adversely affected in any way by the outcome of the appeal or reassessment. The Vendor and the Purchaser shall jointly direct the City of Mississauga to pay any refunds or other amounts arising from any such appeals or reassessments of realty taxes for calendar years prior to 2007 to the Vendor.

6.	Vendor’s Warranties and Covenants

The Vendor hereby covenants, warrants and agrees with the Purchaser and acknowledges that the Purchaser is relying upon such covenants, warranties and agreements, that:

(a)	until the Closing Date, the Vendor shall maintain the Property and the Building in the same condition that exists as of the date of acceptance of this Agreement, reasonable wear and tear excluded;

(b)	on Closing, there shall be no contracts and/or agreements with respect to the Property to be assumed by the Purchaser;

(c)	the Vendor shall pay any and all outstanding tax arrears and penalties to the Closing Date on or before the Closing Date;

(d)	there shall be no tenancy agreements respecting the Property, and the Purchaser shall be given vacant possession on the Closing Date; and

(e)	the Vendor has full right, title and authority to transfer title to all the chattels at the Property shown in Schedule “B” attached hereto (the “Chattels”).

Save and except as expressly set out herein, the Purchaser acknowledges that it is purchasing the Property on an “as is, where is” basis and without any express or implied agreement, representation or warranty of any kind whatsoever as to the title, condition, area, suitability for development, physical, characteristics, profitability, use or zoning, the existence of latent defects (provided the Vendor has no prior knowledge of same), any environmental matter or as to the accuracy, currency or completeness for any information or documentation supplied or to be supplied in connection with the Property.

7.	Purchaser’s Conditions

It is understood and agreed that this Agreement shall be conditional until 30 days following the date of execution and delivery of this Agreement by both parties (the “Conditional Period”) upon the following, which are included for the sole benefit of the Purchaser, and may be waived by it in whole or in part:

(a)

the Purchaser satisfying itself as to the condition of the Property and the improvements located thereon and to conduct such searches or investigations as the Purchaser may require (specifically excluding invasive testing, except with the prior written consent of the Vendor). The Purchaser may have access to the Property upon reasonable notice to the Vendor for the purposes of investigating the condition of the Property, obtaining appraisals for financing and quotes for work to be completed after Closing, provided such investigations and inspections do not unreasonably interfere with the occupants of and operations upon the Property. The Purchaser shall promptly repair at its sole cost and expense any damage to the Property caused by such tests, investigations and inspections and shall use its best efforts to minimize disruption to the occupants of and operations upon the Property;

(b)	the Purchaser satisfying itself as to the financial information relating to the Property, including all income and expenses relating to the Property;

(c)	the Purchaser, in its sole discretion, obtaining satisfactory financing; and

(d)	the Purchaser, in its sole discretion, satisfying itself as to all Permitted Encumbrances.

If the Purchaser is not satisfied with the results of its inspections, or any of the items set out in this Section 7, the Purchaser may by written notice to the Vendor or its solicitors, within the Conditional Period terminate this agreement and the deposit shall be returned to the Purchaser with interest accrued thereon. If the Purchaser is satisfied with the results of its inspections, it shall provide written notice waiving these conditions prior to 5:00 p.m. (Toronto time) on the last day of the Conditional Period. In the event that such notice is not received by the Vendor or the Vendor’s solicitors within the time stipulated above, the conditions shall be deemed not to have been satisfied and this Agreement shall be null and void and the deposit with accrued interest shall be forthwith returned to the Purchaser without deduction, and the parties shall be released from all of its liabilities and obligations under this Agreement.

8.	Governmental Authorizations and Access

The Vendor covenants and agrees as follows:

(a)	from and after execution and delivery of this Agreement by both parties, the Vendor shall sign such directions, authorizations and consents, at no charge or cost to the Purchaser, as may be required by any governmental authorities to release any information on compliance matters that such authorities have on file to the Purchaser, together with a copy to the Vendor’s Solicitors. Such directions, authorization and consents shall not permit any inspections of the Property; and

(b)	upon waiving of the conditions set out in Section 7, the Purchaser and its agents and consultants shall be entitled to enter upon the Property upon reasonable prior written notice to the Vendor with architects, tradesmen and prospective tenants for the purposes of drafting plans for any changes to the Property to be made after the Closing Date, provided such inspections do not unreasonably interfere with the occupants of the Property or cause disruption to the occupants of and operations upon the Property.

9.	Title Search

Provided that on the Closing Date, title to the Property shall be good and marketable in fee simple, free from all encumbrances, save and except for the instruments registered against title to the Property as of the date hereof and listed in Schedule “C” (the “Permitted Encumbrances”) and other items disclosed to the Purchaser pursuant to this Agreement or any easements or agreements for public utilities required for the supply of utilities to the Property registered or unregistered against title, provided the same have been complied with in all material respects. If, by the last day of the Conditional Period, any valid objection to title is made in writing to the Vendor, and the Vendor is unable or unwilling to remove, remedy or satisfy these objections to title and in the event that the Purchaser will not waive them, this Agreement, notwithstanding any intermediate acts or negotiations in respect of such objections, shall be at an end and all moneys, including the deposit and interest accrued thereon, shall forthwith be returned to the Purchaser without deduction, abatement or set-off whatsoever. Except as may be otherwise contemplated by this Agreement, the Purchaser shall not call for the production of any title deed, abstract or other evidence of title to the Property, except such as are in the possession or control of the Vendor. The Purchaser shall be allowed until 6:00 p.m. on the next day after the Conditional Period to examine the title to the Property and to satisfy itself with respect to the matters referred to above and make requisitions to the Vendor’s solicitors, but except for any valid requisition made prior to such time, the Purchaser shall be deemed conclusively to have accepted the title of the Vendor to the Property. The Vendor agrees to discharge at its own expense all liens, charges and mortgages affecting the Property on or before the Closing Date other than the Permitted Encumbrances.

10.	Immediate Deliveries

The Vendor agrees to provide, or make available for inspection, to the Purchaser within five business days following the date of execution and delivery of this Agreement by both parties, the following documents, to the extent such documents are within the Vendor’s possession or control:

(a)	copies of any existing service and mechanical contracts and all other agreements in its possession relating to the Property, all of which are cancellable and will be cancelled by the Vendor on Closing;

(b)	copy of the most recent plan of survey of the Property;

(c)	copy of the lease dated January 9, 2001 (the “City Lease”) between The Corporation of the City of Mississauga, as landlord, and the Vendor, as tenant, with respect to lands to the south of the Lands that are used for the purpose of parking motor vehicles as more particularly set out in the City Lease;

(d)	information with respect to expenses of the Property for 2006 and 2007 to date; and

(e)	copies of all utility bills and tax bills for the Property for 2006 and 2007 to date.

All such documents and copies received by the Purchaser, together with any information derived therefrom, shall be held by it in strict confidence. If for any reason this transaction is not completed, all such materials, copies thereof and notices in respect thereof shall be forthwith returned to the Vendor.

11.	Closing Arrangements

(a)	The Vendor and the Purchaser acknowledge that the electronic registration system (hereinafter referred to as the “Teraview Electronic Registration System” or “TERS”) is operative on a mandatory basis in the Land Titles Office where the Property is located and accordingly, the following provisions shall prevail, namely:

(i)	The Purchaser’s solicitors and the Vendor’s solicitors shall each be obliged to be authorized TERS users and in good standing with the Law Society of Upper Canada, and they are hereby authorized by the parties hereto to enter into a document registration agreement in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on March 29, 2004 or any successor version thereto (the “Document Registration Agreement” or “DRA”), together with the additional requirement that the registering solicitor shall also be obliged to provide the non-registering solicitor with a copy of the registration report printed by TERS upon the registration of the electronic documents, as evidence of the registration thereof, within one business day of the Closing Date. It is understood and agreed that the DRA shall outline or establish the procedures and timing for completing this transaction electronically, and shall be executed by both the Vendor’s solicitors and the Purchaser’s solicitors and exchanged by courier or facsimile transmission between said solicitors (such that each solicitor has a photocopy or telefaxed copy of the DRA duly executed by both solicitors) by no later than two business days before the Closing Date.

(ii)	The delivery and exchange of closing documents and the balance of the Purchase Price, and the release thereof to the Vendor and the Purchaser, as the case may be:

(A)	shall not occur contemporaneously with the registration of the transfer/deed of the Property and other documents, if any, to be registered electronically; and

(B)	shall be governed by the DRA, pursuant to which the solicitor receiving any closing documents, or the balance of the Purchase Price, will be required to hold same in escrow, and will not be entitled to release same except in strict accordance with the provisions of the DRA.

(iii)	Each of the parties hereto agrees that the delivery of any of the closing documents not intended or required to be registered on title to the Property shall, unless the parties otherwise agree or unless otherwise provided for herein, be by way of delivery of originally signed copies thereof on the Closing Date to the other party.

(iv)	Notwithstanding anything contained in this Agreement or in the DRA to the contrary, it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been validly made by either party (in this paragraph called the “Tendering Party”) upon the other party (in this paragraph called the “Receiving Party”) when the solicitor for the Tendering Party has:

(A)	delivered all applicable closing documents and/or the balance of the Purchase Price to the Receiving Party’s solicitor in accordance with the provisions of this Agreement and the DRA;

(B)	advised the solicitor for the Receiving Party, in writing, that the Tendering Party is ready, willing and able to complete the transaction in accordance with the terms and provisions of this Agreement; and

(C)	has completed all steps required by TERS in order to complete this transaction that can be performed or undertaken by the Tendering Party’s solicitor without the cooperation or participation of the Receiving Party’s solicitor, and specifically when the Tendering Party’s solicitor has electronically “signed” the transfer/deed and any other closing document, if any, to be registered electronically for completeness and granted “access” to the Receiving Party’s solicitor (but without the Tendering Party’s solicitor releasing same for registration by the Receiving Party’s solicitor).

(b)	On Closing, the Vendor shall deliver to the Purchaser the following:

(i)	vacant possession of the Building;

(ii)	all keys to the Building in the possession of the Vendor;

(iii)	an assignment of all warranties and guarantees in favour of the Vendor, from third parties, if any, to the extent the same are assignable with respect to the Building or the Chattels;

(iv)	a bill of sale for all of the Chattels listed in Schedule “B” hereto;

(v)	an executed transfer/deed of land in registerable form;

(vi)	a certificate of a senior officer of the Vendor to the effect that at the Closing Date the Vendor is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada);

(vii)	a statutory declaration of an officer of the Vendor that to the best of its knowledge and belief, all accounts for labour and material concerning the Property are fully paid for and that no one has the right to file a lien under the Construction Lien Act (Ontario) against the Property;

(viii)	the plans and specifications, structural drawings, mechanical and structural inspection reports to the extent within the Vendor’s possession.

(ix)	an undertaking to re-adjust all items in the statement of adjustments, if necessary;

(x)	a certificate of the Vendor disclosing its GST registration number;

(xi)	an assignment and assumption agreement with respect to the City Lease, subject to obtaining the prior written consent of the City of Mississauga to such assignment as provided in the City Lease; and

(xii)	such other documentation as may reasonably be requested by the Purchaser’s solicitors.

(c)	On Closing, the Purchaser shall:

(i)	pay the balance of the Purchase Price as stipulated in this Agreement;

(ii)	deliver an undertaking to re-adjust all items set out in the statement of adjustments, if necessary, and forthwith;

(iii)	deliver a statutory declaration from an officer of the Purchaser stating that the Purchaser is registered pursuant to subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada), disclosing its registration number and stating that the Purchaser is purchasing the Property as principal and not as agent for any other party, and undertaking that it will remit directly to the Receiver General of Canada the goods and services tax payable and file the prescribed form pursuant to Section 228(4) of the Excise Tax Act (Canada) in connection with the purchase of the Lands and Building described in this Agreement and indemnify and save harmless the Vendor with respect to goods and services tax exigible in connection with the purchase of the Lands and Building described in this Agreement;

(iv)	deliver an assignment and assumption agreement with respect to the City Lease, subject to obtaining the prior written consent of the City of Mississauga to such assignment as provided in the City Lease; and

(v)	deliver such other documentation as may reasonably be requested by the Vendor’s solicitors.

(d)	Subject to Section 11(a), it is a condition of Closing that all matters of payment, execution and delivery of documents by each party to the other and the acceptance for registration of the appropriate documents in the appropriate offices of public record shall be deemed to be concurrent requirements and it is specifically agreed that nothing will be complete at the Closing until everything required as a condition precedent at the Closing has been paid, executed and delivered and until all documents have been accepted for registration.

(e)	The Purchase Price for the Property is exclusive of any applicable taxes set out in this paragraph. The Purchaser shall be responsible for paying, in addition to the Purchase Price, any land transfer tax, retail sales tax, similar taxes and registration fees payable in connection with the transfer of the Property to the Purchaser. The Purchaser shall pay to the Vendor on Closing any applicable goods and services tax exigible in connection with the purchase and sale of the Chattels. The Purchaser shall pay any applicable provincial sales taxes directly to the relevant governmental authority and shall indemnify and save harmless the Vendor with respect to the payment of same. The Vendor shall be responsible for registration fees payable in connection with the registration of discharges of any encumbrances or other claims or interests that are not Permitted Encumbrances. Each party shall pay its own legal fees with respect to this transaction.

12.	Non-Registration

The Purchaser agrees that it shall not, at any time, register or permit or cause to be registered on the title to the Property, this Agreement or notice, transfer or assignment thereof or a caution relating thereto and that such registration shall permit the Vendor, at its sole option, to terminate this Agreement and make it absolutely null and void.

13.	Risk

The Property shall remain at the risk of the Vendor until Closing.

14.	Time of Essence

Time shall in all respects be of the essence hereof, provided that the time for so doing or completing of any matter provided for herein may be extended or abridged only by an agreement in writing signed by both the Vendor and the Purchaser or their respective solicitors. Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a business day, the time so limited shall extend to the next following business day.

15.	Tender

Any tender of documents or money hereunder may be made upon the Vendor or the Purchaser or their respective solicitors on the day for completion of this Agreement. Money may be tendered by bank draft on a Canadian Schedule “A” Chartered Bank.

16.	Complete Agreement

This Agreement and the Schedules attached hereto shall constitute the entire agreement between the Purchaser and the Vendor and there is no representation, warranty, collateral agreement or condition affecting this Agreement or the Property or supported hereby, other than as expressed herein in writing. This Agreement shall be read with all changes for gender or number required by the context. The words “completion” and “closing”, as the case may be, when used in such context shall refer to the Closing of the transaction herein contemplated.

17.	Severability

If any provision contained in this Agreement or its application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

18.	Governing Law

This Agreement has been made in the Province of Ontario and for purposes hereof shall be construed in accordance with and governed by the laws of the Province of Ontario as an agreement made and entered into herein and to be wholly performed therein.

19.	Planning Act

This Agreement is subject to compliance with Section 50 of the Planning Act (Ontario).

20.	Lawyers as Agents

The solicitors acting for the Purchaser and the Vendor are hereby authorized on behalf of their respective clients to give or receive any moneys, notices, approvals, waivers or other documentation in connection with the transaction contemplated herein or to agree to any variation of the provisions hereof.

21.	Further Assurances

Each party shall co-operate with and take such action as may be reasonably requested by the other party in order to carry out the provisions, purposes and intent of this Agreement.

22.	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall be enforceable only by such successors and permitted assigns that have succeeded or which have received such assignment in the manner permitted by this Agreement.

23.	Notices

Any notice, request, consent, acceptance, waiver or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and shall be deemed to have been sufficiently given or served for all purposes on the date of delivery if it is delivered by a recognized courier service or sent by facsimile to the parties at the applicable address set forth below:

(a)	in the case of the Vendor addressed to it at:

NPS Allelix Corp.

c/o NPS Pharmaceuticals, Inc.

383 Colorow Drive

Salt Lake City, UT 84108

U.S.A.

Attention:         Bill Phifer

Fax:                  (801) 583-4961

with a copy to:

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Box 25, Commerce Court West

199 Bay Street

Toronto, Ontario M5L 1A9

Attention:         John D. Hutmacher

Fax:                  (416) 863-2653

(b)	in the case of the Purchaser addressed to it at:

TransGlobe Property Management Services Ltd.

5310 Explorer Drive

Mississauga, Ontario L4W 5H8

Attention:         Daniel Drimmer

Fax:                  (416) 234-8445

with a copy to:

Bloom Lanys Professional Corp.

2171 Avenue Road

Suite 200

Toronto, Ontario M5M 4B4

Attention:         Barbara Lanys

Fax:                  (416) 485-6054

By giving to the other party at least seven days’ Notice, any party may, at any time and from time to time, change its address for delivery or communication for the purposes of this Section.

24.	Right to Assign

The Purchaser shall have the right, following payment of the deposit in Section 2, to assign its rights and obligations under this Agreement upon written notice to the Vendor, provided such assignee is an “affiliate” of the Purchaser (as that term is defined in the Ontario Business Corporations Act) and upon such assignment being made and written notice thereof being given to the Vendor or the Vendor’s solicitors, it is understood and agreed that the Purchaser shall be relieved of any and all covenants, obligations and/or liabilities herein contained and the Vendor agrees to complete the transaction of purchase and sale herein with the said assignee as if the assignee were the Purchaser originally named herein and there shall be no personal liability upon the Purchaser herein.

25.	Commissions

The parties agree and acknowledge that the Vendor and the Purchaser are represented by CB Richard Ellis Ltd. in connection with this transaction and the Vendor shall be solely responsible for payment of any agents’ fees or commissions payable to CB Richard Ellis Ltd.

26.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

27.	Time for Acceptance

This Agreement shall be irrevocable by the Purchaser until 5:00 p.m. (Toronto time) on May 9, 2007, after which time, if not accepted, this Agreement shall be null and void and of no further force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement.

Date of execution:	TRANSGLOBE PROPERTY MANAGEMENT
May 9, 2007	SERVICES LTD., IN TRUST

	By:	/S/ BARBARA LANYS
	Name:	Barbara Lanys
	Title:	Authorized Signing Officer

I have authority to bind the Corporation.

Date of execution:	NPS ALLELIX CORP.
May 9, 2007
	By:	/S/ N. ANTHONY COLES
	Name:	N. Anthony Coles
	Title:	Chief Executive Officer and President

I have authority to bind the Corporation.

SCHEDULE “A”

Lands

PIN 13260-0063(LT), being Part of Block E, Plan 919, designated as Parts 1 and 2 on Reference Plan 43R-8770, City of Mississauga.

SCHEDULE “B”

LIST OF CHATTELS

List of Chattels and Furniture: (chattels to be listed by Vendor)

•

•

•

All chattels currently in the Building shall remain in the Building.

SCHEDULE “C”

PERMITTED ENCUMBRANCES

1.	Instrument No. TT120053 registered on June 15, 1959, being a notice of airport zoning regulations.

2.	Instrument No. TT144298 registered on March 13, 1962, being a notice of airport zoning regulations.

3.	Instrument No. VS164274 registered on March 9, 1971, being a joint venture agreement between Markborough Properties Limited and S. & A. Strasser Limited (provided same has not expired or terminated).

4.	Instrument No. VS184410 registered on September 17, 1971, being a by-law exempting the Property from part-lot control.

5.	Instrument No. LT2057426 registered on March 27, 2000, being a notice of airport zoning regulations.